LIST OF SUBSIDIARIES

China Biopharmaceuticals Corporation

Nanjing Keyuan Pharmaceutical R&D Co., Ltd.

Shenyang Enshi Pharmaceutical Co, Ltd.

Suzhou Erye Pharmaceutical Limited Company